Exhibit 99.1

SUCAMPO AG
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report	2
Consolidated Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009	3
Consolidated Income Statements and Statements of Comprehensive Income for the Nine Months Ended September 30, 2010 and 2009 (unaudited) and Year Ended December 31, 2009	4
Consolidated Statements of Changes in Stockholders’ Equity for the Nine Months Ended September 30, 2010 (unaudited) and Year Ended December 31, 2009	5
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2010 and 2009 (unaudited) and Year Ended December 31, 2009	6
Notes to Consolidated Financial Statements	7

Report of Independent Auditors

To the Board of Directors and Stockholders of
      Sucampo AG

In our opinion, the accompanying consolidated balance sheet and the related consolidated income statement and statement of comprehensive income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Sucampo AG and its subsidiary (collectively, the "Company") at December 31, 2009 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
March 11, 2011

SUCAMPO AG
Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS:
Current assets:
Cash	$22,532,030	$34,705,804
Accounts receivable, related parties	3,072,725	47,955
Notes receivable, related parties – current	669,673	-
Other current assets	266,790	37,592
Total current assets	26,541,218	34,791,351

Intangible asset, net	220,392	221,112
Property and equipment, net	26,051	31,922
Notes receivable, related parties - non-current	95,244	-
Other assets	63,357	37,711
Total assets	$26,946,262	$35,082,096

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$1,111,707	$14,768
Accrued expenses and others	147,878	198,292
Income taxes payable	288,694	1,603,179
Total current liabilities	1,548,279	1,816,239

Other liabilities	608,749	528,230
Deferred tax liabilities, net	1,038,399	977,967
Total liabilities	3,195,427	3,322,436

Stockholders' equity:
Common stock, 10 CHF par value; 6,000 shares authorized, issued and outstanding at September 30, 2010 (unaudited) and December 31, 2009	43,473	43,473
Common stock, 100 CHF par value; 3,000 shares authorized, issued and outstanding at September 30, 2010 (unaudited) and December 31, 2009	217,364	217,364
Accumulated other comprehensive income	14,646,516	12,360,211
Retained earnings	8,843,482	19,138,612
Total stockholders' equity	23,750,835	31,759,660
Total liabilities and stockholders' equity	$26,946,262	$35,082,096

The accompanying notes are an integral part of these consolidated financial statements.

SUCAMPO AG
Consolidated Income Statements and
Statements of Comprehensive Income

	Nine Months Ended September 30,		Year Ended
	2010	2009	December 31, 2009
	(unaudited)	(unaudited)
Revenues:
Product royalties, related parties	$5,268,981	$4,838,186	$6,692,681
Milestone royalties, related parties	1,250,000	875,000	875,000
Total revenues	6,518,981	5,713,186	7,567,681

Operating expenses	529,528	376,121	511,739

Income from operations	5,989,453	5,337,065	7,055,942

Non-operating (expenses) income:
Foreign currency losses, net	(2,203,197)	(803,036)	(733,110)
Other income, net	4,339	9,068	8,666
Total non-operating expenses, net	(2,198,858)	(793,968)	(724,444)

Income before income tax provision	3,790,595	4,543,097	6,331,498
Income tax provision	(357,447)	(696,138)	(792,063)
Net income	$3,433,148	$3,846,959	$5,539,435

Comprehensive income:
Net income	$3,433,148	$3,846,959	$5,539,435
Other comprehensive income:
Foreign currency translation	2,286,305	769,937	633,613
Comprehensive income	$5,719,453	$4,616,896	$6,173,048

The accompanying notes are an integral part of these consolidated financial statements.

SUCAMPO AG
Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock (par of 10 CHF)		Common Stock (par of 100 CHF)		Accumulated Other		Total
					Comprehensive	Retained	Stockholders'
	Shares	Amount	Shares	Amount	Income	Earnings	Equity
Balance at December 31, 2008	6,000	$43,473	3,000	$217,364	$11,726,598	$16,464,116	$28,451,551
Dividend payments	-	-	-	-	-	(2,864,939)	(2,864,939)
Foreign currency translation	-	-	-	-	633,613	-	633,613
Net income	-	-	-	-	-	5,539,435	5,539,435
Balance at December 31, 2009	6,000	43,473	3,000	217,364	12,360,211	19,138,612	31,759,660
Dividend payments (unaudited)	-	-	-	-	-	(13,728,278)	(13,728,278)
Foreign currency translation (unaudited)	-	-	-	-	2,286,305	-	2,286,305
Net income (unaudited)	-	-	-	-	-	3,433,148	3,433,148
Balance at September 30, 2010 (unaudited)	6,000	$43,473	3,000	$217,364	$14,646,516	$8,843,482	$23,750,835

The accompanying notes are an integral part of these consolidated financial statements.

SUCAMPO AG
Consolidated Statements of Cash Flows

	Nine Months Ended September 30,		Year Ended
	2010	2009	December 31, 2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$3,433,148	$3,846,959	$5,539,435
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,968	23,764	31,358
Deferred tax benefit	(1,308)	(1,240)	(702,172)
Changes in operating assets and liabilities:
Accounts receivable, related parties	(2,819,583)	(1,610,624)	(47,534)
Other current assets	(214,692)	2,706	4,795
Other assets	(21,524)	105,974	103,847
Accounts payable	1,063,154	56,303	(6,051)
Accrued expenses	(54,756)	415,562	(10,084)
Income taxes payable	(1,364,989)	(216,203)	1,103,230
Other liabilities	24,434	167,415	172,987
Net cash provided by operating activities	66,852	2,790,616	6,189,811

Cash flows used in investing activities:
Repayments of shareholders’ advances	(25,295)	(297,280)	(390,332)
Issuance of notes receivable	(764,991)	-	-
Net cash flows used in investing activities	(790,286)	(297,280)	(390,332)

Cash flows used in financing activities:
Dividend payments	(13,728,278)	(2,864,939)	(2,864,939)
Net cash flows used in financing activities	(13,728,278)	(2,864,939)	(2,864,939)

Effect of exchange rate changes	2,277,938	798,718	629,699

Net (decrease) increase in cash	(12,173,774)	427,115	3,564,239
Cash, beginning of period	34,705,804	31,141,565	31,141,565
Cash, end of period	$22,532,030	$31,568,680	$34,705,804

The accompanying notes are an integral part of these consolidated financial statements.

SUCAMPO AG
Notes to Consolidated Financial Statements

1.      Business Organization and Basis of Presentation

Description of the Business

Sucampo AG (“SAG” or, collectively with its wholly-owned subsidiary, the “Company”) is a Swiss-based patent-holding company.  The patents that are owned and maintained by SAG are based on prostones, a class of compounds derived from functional fatty acids that occur naturally in the human body.  SAG is party to an exclusive worldwide royalty-bearing patent license agreement with Sucampo Pharma Americas, Inc. (formerly known as Sucampo Pharmaceuticals, Inc., Sucampo Pharma Europe, Ltd., and Sucampo Pharma, Ltd. (collectively “Sucampo”), related parties, whereby Sucampo licenses the Company’s patents to develop and commercialize AMITIZA and other product candidates.  Sucampo makes certain royalty and milestone payments and provides certain development funding to SAG.

On December 23, 2010, Sucampo’s subsidiary, Ambrent Investments S.à r.l. (“Ambrent”), a company organized under the laws of Luxembourg, entered into a stock purchase agreement (the “Purchase Agreement”), with Dr. Ryuji Ueno, as trustee of the Ryuji Ueno Revocable Trust under Trust Agreement dated December 20, 2002 (the “Ueno Trust”), Dr. Sachiko Kuno as trustee of the Sachiko Kuno Revocable Trust under Trust Agreement dated December 20, 2002 (the “Kuno Trust”), and together with Drs. Ueno and Kuno and Ambrent, to acquire SAG and its wholly-owned subsidiary, Sucampo AG Japan Ltd (“SAG-J”), a patent maintenance company.  Collectively, this transaction is referred to as the Acquisition within these financial statements.  The owners of SAG prior to the Acquisition were related parties to Sucampo, given that these owners maintain a controlling interest in Sucampo. The total purchase price under the Purchase Agreement is $80.0 million, consisting of a cash payment made in December 2010 of approximately $28.1 million and the issuance of two subordinated unsecured promissory notes in the aggregate amount of approximately $51.9 million.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of SAG and SAG-J.  All significant inter-company balances and transactions have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.  The financial information as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 is unaudited. In the opinion of the Company’s management, all adjustments, consisting only of normal recurring adjustments or accruals, considered necessary for a fair statement of the results of this interim period, have been included. The results of the Company’s operations for any interim period are not necessarily indicative of the results that may be expected for any other interim period or for a full fiscal year.

2.      Summary of Significant Accounting Policies

Cash Equivalents

For the purpose of the consolidated balance sheets and statements of cash flows, cash equivalents include all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase.  There were no cash equivalents at either September 30, 2010 or December 30, 2009.

Accounts Receivable, Related Parties

SUCAMPO AG
Notes to Consolidated Financial Statements

Accounts receivable represent amounts due from Sucampo under the joint exclusive worldwide royalty-bearing license agreement (see Note 3).  The Company has not recorded an allowance for doubtful accounts at either September 30, 2010 or December 31, 2009 because the amounts were subsequently paid in full.

Notes Receivable, Related Parties

Notes receivable, related parties represent outstanding balances from a note receivable issued to a relative of the Company’s owners and a note receivable to a company controlled by the Company’s owners (Note 3).  The Company has not recorded an allowance for doubtful accounts at September 30, 2010 because the amounts were paid in full in December 2010.

Certain Risks, Concentrations and Uncertainties

Financial instruments that subject the Company to concentrations of credit risk consist of cash and receivables. The Company places its cash with highly rated financial institutions. The Company has not experienced any losses on these accounts related to amounts in excess of insured limits.

The Company depends significantly upon the joint exclusive worldwide royalty-bearing license agreement with Sucampo (see Note 3) and if this relationship is disrupted, it will have a material adverse impact on the Company.  Revenues from Sucampo accounted for 100% of the Company’s total revenues for the nine month periods ended September 30, 2010 and 2009 and year ended December 31, 2009. Accounts receivable due from Sucampo accounted for 100% of the accounts receivable, related parties balance as of September 30, 2010 and December 31, 2009.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, receivables, accounts payable and accrued expenses, approximate their fair values based on their short maturities.

Property and Equipment

Property and equipment are recorded at cost and consist of office equipment, furniture and fixtures, vehicles and leasehold improvements. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Significant additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to earnings as incurred. When assets are sold or retired, the related cost and accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in earnings.

Impairment of Long-lived Assets

All of the Company’s long-lived assets, which include intangible assets and property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indications are present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If the estimated net undiscounted cash flows do not exceed the carrying amount, the Company would determine the fair value of the asset and record an impairment charge, if any.  There have been no impairment charges recorded during the nine month periods ended September 30, 2010 and 2009 or the year ended December 31, 2009.

Revenue Recognition

The Company’s sources of revenue are based on the joint exclusive worldwide royalty-bearing license agreement with Sucampo (see Note 3).  Product royalties, related parties represent revenues earned from Sucampo received from third parties during commercialization of its product, AMITIZA, for generally 3.2% of AMITIZA net sales.  Milestone royalties, related parties represent revenues earned from Sucampo for milestones Sucampo received from third parties during development of its product, AMITIZA.  The Company recognizes revenue from these sources when milestones are earned or when third-party results for the net sales of AMITIZA are reliably measurable, collectability is reasonably assured and all other revenue recognition criteria are met.

SUCAMPO AG
Notes to Consolidated Financial Statements

Operating Expenses

Operating expenses consist primarily of personnel costs, office, maintenance and defense of intellectual property costs, director fees and professional fees for legal and accounting services.

Foreign Currency Losses

Foreign currency losses consist primarily of foreign exchange losses related to cash deposits held at banks.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with the relevant guidance for accounting for income taxes, which requires companies to account for deferred income taxes using the asset and liability method. Under the asset and liability method, the current income tax provision or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Tax rate changes are reflected in the income tax provision during the period such changes are enacted.

Uncertain Tax Positions

The Company applies the accounting guidance for uncertain tax positions that requires the application of a more likely than not threshold to the recognition and derecognition of uncertain tax positions. If the recognition threshold is met, the Company recognizes a tax benefit measured at the largest amount of the tax benefit that, in its judgment, is more than 50 percent likely to be realized upon settlement.

The Company has recorded a non-current income tax liability of approximately $607,000 and $527,000, including interest and penalties, for uncertain tax positions as of September 30, 2010 and December 31, 2009, respectively, which is presented as other liabilities in the consolidated balance sheets.  The amount represents the aggregate tax effect of differences between tax return positions and the amounts otherwise recognized in the Company’s consolidated financial statements. This liability for uncertain tax positions mainly pertained to SAG-J being thinly capitalized upon incurring its intercompany debt with SAG and income tax withholdings from SAG-J’s interest income.

The Company recognizes interest and penalties related to uncertain tax positions as a component of the income tax provision. The Company has identified no uncertain tax position for which it is reasonably possible that the total amount of liability for unrecognized tax benefits will significantly increase or decrease within 12 months, except for recurring accruals on existing uncertain tax positions.

Foreign Currency

The Company translates the assets and liabilities of its foreign subsidiary, SAG-J, from Japanese Yen (SAG-J’s functional currency) into Swiss Francs (SAG’s functional currency), at the current exchange rate in effect at the end of the year and maintains the capital accounts of this subsidiary at the historical exchange rates. The revenue, income and expense accounts of SAG-J are translated into Swiss Francs at the average rates that prevailed during the relevant period. The gains and losses that result from this process are presented in accumulated other comprehensive income in the consolidated balance sheets.

SUCAMPO AG
Notes to Consolidated Financial Statements

The Company is presenting these consolidated financial statements with a reporting currency of the U.S. dollar.  SAG’s consolidated financial statements prepared in its functional currency are remeasured to the U.S. dollar based on a consistent methodology for how SAG-J’s account balances are remeasured to SAG’s functional currency.

Realized and unrealized foreign currency gains or losses on assets and liabilities denominated in a currency other than the functional currency are presented in foreign currency losses, net in the consolidated income statements.

Other Comprehensive Income

Comprehensive income consists of net income plus certain other items that are recorded directly to stockholders’ equity.  For the nine months ended September 30, 2010 and 2009 and year ended December 31, 2009, the only such items recorded directly to stockholders’ equity were foreign currency translation amounts.  The Company has presented comprehensive income in the consolidated income statements and statements of comprehensive income.

Recent Accounting Pronouncements

In February 2008, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance which delayed the effective date of the guidance for fair value measurements for one year for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. This statement partially deferred the effective date to fiscal years beginning after November 15, 2008. The Company adopted the provisions of this guidance effective January 1, 2009 and such adoption did not have a material impact on the consolidated financial statements.

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities, or VIEs. The elimination of the concept of qualifying special-purpose entities, or QSPEs, removes the exception from applying the consolidation guidance within this amendment. This amendment requires an enterprise to perform a qualitative analysis when determining whether or not it must consolidate a VIE. The amendment also requires an enterprise to continuously reassess whether it must consolidate a VIE. Additionally, the amendment requires enhanced disclosures about an enterprise’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the enterprise’s financial statements. Finally, an enterprise will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This amendment is effective for financial statements issued for fiscal years beginning after November 15, 2009. The Company adopted the guidance effective January 1, 2010 and such adoption did not have a material impact on the consolidated financial statements.

In September 2009, the FASB issued an amendment to the authoritative guidance which addresses how revenues should be allocated among products and services in a singular sales arrangement. The guidance establishes a hierarchy for determining the selling price of each product or service, with vendor-specific objective evidence, or VSOE, at the highest level, third-party evidence of VSOE at the intermediate level, and management's best estimate at the lowest level. It replaces “fair value” with “selling price” in revenue allocation guidance. It also significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. This guidance will be effective prospectively for agreements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is continuing to evaluate the impact that this amendment would have on its financial condition and results of operation upon adoption.

In January 2010, the FASB issued authoritative guidance on improving the disclosures about fair value measurements. This guidance requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements should be presented separately. This guidance is effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. The Company adopted the relevant guidance effective January 1, 2010 and such adoption did not have a material impact on the Company’s consolidated financial statements.

SUCAMPO AG
Notes to Consolidated Financial Statements

In March 2010, the FASB issued authoritative guidance on applying the milestone method to milestone payments for achieving specified performance measures when those payments are related to uncertain future events. Under this guidance, an accounting policy election can be made to recognize arrangement consideration received for achieving specified performance measures during the period in which the milestones are achieved, provided certain criteria are met. This guidance is limited to transactions involving research or development. This guidance is effective for annual and interim reporting periods beginning on or after June 15, 2010 and may be early adopted. Since the Company elected to continue to use the existing revenue models, the relevant guidance has not been adopted.

3.           Related Party Transactions

Sucampo

On June 30, 2006, the Company entered into a restated patent license agreement with Sucampo. Under this agreement, the Company has granted to Sucampo a royalty-bearing, exclusive, worldwide license, with the right to sublicense, to develop and commercialize AMITIZA, cobiprostone and SPI-017 and any other prostone compounds, other than Rescula, subject to the Company’s patents. This agreement supersedes all previous license and data sharing arrangements concerning AMITIZA, cobiprostone and SPI-017 between the parties and functions as a master license agreement with respect to the Company’s prostone technology. The license is perpetual as to AMITIZA, cobiprostone and SPI-017 and cannot be terminated unless Sucampo breaches its obligations to the Company. If Sucampo has not committed specified development efforts to any prostone compound other than AMITIZA, cobiprostone and SPI-017 by the end of a specified period, which ends on the later of June 30, 2011 or the date upon which the founders no longer control Sucampo, then the commercial rights to that compound will revert to the Company, subject to a 15-month extension in the case of any compound designated by Sucampo in good faith as planned for development within that extension period. Under the terms of the license, Sucampo is obligated to assign to the Company any patentable improvements derived or discovered by Sucampo relating to AMITIZA, cobiprostone and SPI-017 through the term of the license. In addition, Sucampo is obligated to assign to the Company any patentable improvements derived or discovered by Sucampo relating to other licensed prostone compounds prior to the date which is the later of June 30, 2011 or the date on which the founders cease to control Sucampo. All compounds assigned to the Company under this agreement will be immediately licensed back to Sucampo on an exclusive basis.

Sucampo is required to pay the Company, on a country-by-country basis, ongoing patent royalties as follows:

●
During the period from the first commercial sale until all of the pre-IPO patents that could be infringed by the sale of the products have expired, a royalty of 2.2% of net sales of AMITIZA in North, Central and South America, including the Caribbean; and 4.5% of net sales of AMITIZA in other territories or sales of other compounds. These royalties are payable until the last pre-IPO patent covering each relevant compound in the relevant country has expired.

●
Thereafter until such time as all remaining licensed patents that would be infringed by the sale of such licensed product have expired in the country of sale,  a royalty of 1.1% of net sales of AMITIZA in North, Central and South America, including the Caribbean; and 2.25% of net sales of AMITIZA in other territories or sales of other compounds.

●
For the licenses granted under the agreement, a royalty of 1% of net sales of AMITIZA in North, Central and South America, including the Caribbean; and 2% of net sales in the case of sales of AMITIZA in other territories or sales of other compounds; and

●	Upon expiration of the 15th anniversary of the first commercial sale of the licensed products, the licenses shall be royalty free.

The product royalties that Sucampo pays to the Company are based on total product net sales, whether by Sucampo or a sublicensee, and not on amounts actually received by Sucampo.

SUCAMPO AG
Notes to Consolidated Financial Statements

In consideration of the license, Sucampo is required to make milestone and royalty payments to the Company. The milestone payments include:

●
a payment of $500,000 upon the initiation of the first phase 2 clinical trial for each compound in each of three operating company territories covered by the license: North, Central and South America (including the Caribbean); Asia and the rest of the world; and

●	a payment of $1.0 million for the first new drug application (“NDA”) filing or comparable foreign regulatory filing for each compound in each of the same operating company territories.

Upon payment of the above milestones, no further payments will be required either for new indications or formulations or for further regulatory filings for the same compound in additional countries within the same territory. In addition, Sucampo is required to pay the Company 5% of any upfront or milestone payments that are received from sublicensees.  In February 2009, the Company and Sucampo entered into an addendum to this agreement whereby the patent and know-how royalties payable by Sucampo Pharma Ltd., (“Sucampo Japan”), a wholly-owned subsidiary of Sucampo, to the Company were reduced with respect to sales of lubiprostone in Sucampo territory.  During the nine month period ended September 30, 2009 and year ended December 31, 2009, Sucampo paid SAG $500,000 upon its receipt of a $10 million upfront payment from a sublicensee and $375,000 upon its receipt of a $7.5 million development milestone payment from a sublicensee upon the initiation of the phase 3 clinical trial for lubiprostone for the treatment of chronic idiopathic constipation (“CIC”) in Japan.

During the nine months ended September 30, 2010, the submission of Sucampo’s Japanese marketing application for lubiprostone with a dosage strength of 24 micrograms for the indication of CIC triggered an obligation for Sucampo to make a $1.0 million payment to the Company, which was paid in October 2010.  Sucampo also was obligated to make payments in the amount of $250,000 to the Company reflecting 5% of the $5.0 million development payment Sucampo earned upon the submission of the marketing application.

Notes Receivable, Related Parties

During the nine months ended September 30, 2010, the Company issued two notes receivable to parties related to the owners of the Company.  A 55¥ million note receivable at 1% with a term of one year was issued to a company controlled by the owners of the Company.  A 10¥ million note receivable at 1% with a term of five years was issued to a relative of the owners of the Company.  The outstanding balances of both notes receivable were paid in full subsequent to September 30, 2010.

4.      Intangible Asset

In April 2005, the Company acquired intellectual property related to the Company’s prostone technology from an unrelated party for approximately $272,000, which is capitalized and presented as intangible asset, net in the consolidated balance sheet.  The intellectual property will expire in 2022, which is the end of its estimated useful life.

SUCAMPO AG
Notes to Consolidated Financial Statements

The following table displays the changes to the intangible asset for the nine months ended September 30, 2010 and December 31, 2009:

	Nine Months Ended September 30, 2010	Year ended December 31, 2009
	(unaudited)
Beginning balance:
Intangible asset	$313,173	$307,806
Accumulated amortization	(92,061)	(72,425)
Carrying balance	221,112	235,381

Amortization expense	(14,255)	(18,264)
Foreign currency effect	13,535	3,995
Total activity for period	(720)	(14,269)
Ending balance:
Intangible asset	333,045	313,173
Accumulated amortization	(112,653)	(92,061)
Carrying balance	$220,392	$221,112

 The estimated future annual amortization expense for the intangible asset as of December 31, 2009 was approximately $16,000 for each of the years ended December 31, 2010, 2011, 2012, 2013 and 2014.

5.           Income Taxes

The income tax provision consists of the following:

	Nine Months Ended September 30,		Year Ended
	2010	2009	December 31, 2009
	(unaudited)	(unaudited)
Current – Non-US	$358,755	$697,378	$1,494,236
Deferred – Non-US	(1,308)	(1,240)	(702,172)
Total	$357,447	$696,138	$792,063

SUCAMPO AG
Notes to Consolidated Financial Statements

Deferred tax liabilities, net consist of the following as of September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009
	(unaudited)
Deferred tax assets:
Foreign net operating loss carryforwards	$45,612	$44,235
Other	38,122	25,057
Gross deferred tax assets	83,734	69,292

Deferred tax liabilities:
Reserves	973,759	915,659
Intangible asset	60,745	58,433
Other	3,895	3,875
Gross deferred tax liabilities	1,038,399	977,967

Valuation allowance	(83,734)	(69,292)
Net deferred tax liabilities	$1,038,399	$977,967

The income tax provision for the year ended December 31, 2009 varies from the income taxes provided based on the federal statutory rate of 34% as follows:

Federal tax provision at 34% statutory rate	34%
Foreign rate differential	(17.3)%
Permanent differences	(9)%
Other	4.8%
12.5%

At September 30, 2010 (unaudited) and December 31, 2009, the Company had foreign net operating loss carry forwards, or NOLs, of $111,611 and $108,243, respectively. These NOLs begin to expire in December 2016.

At September 30, 2010 (unaudited) and December 31, 2009, the Company had a valuation allowance on its deferred tax assets of $83,734 and $69,292, respectively. The increase in the valuation allowance was due to changes in foreign exchange rates and an increase in foreign deferred tax assets related to NOLs that are not “more likely than not” to be utilized.

Should the Company determine that it would be able to realize its deferred tax  assets in the foreseeable future, an adjustment to the remaining deferred tax assets could cause a material increase to income in the period such determination is made. Significant management judgment is required in determining the period in which the reversal of a valuation allowance should occur. The Company considers all available evidence, both positive and negative, such as historical levels of income and future forecasts of taxable income amongst other items in determining whether a full or partial release of a valuation allowance is warranted. The valuation allowance at September 30, 2010 and December 31, 2009 relates to deferred tax assets in Japan. The Company will continue to evaluate its valuation allowance position in each jurisdiction on a regular basis. To the extent the Company determines that all or a portion of its valuation allowance is no longer necessary, the Company will recognize an income tax benefit in the period such determination is made for the reversal of the valuation allowance. Once the valuation allowance is eliminated in whole or in part, it will not be available to offset the Company’s future tax provision.

The Company has recorded a non-current income tax liability of approximately $608,749 and $528,230 (including interest and penalties) for uncertain tax positions at September 30, 2010 (unaudited) and December 31, 2009, respectively. The amount represents the aggregate tax effect of differences between tax return positions and the amounts otherwise recognized in the Company’s consolidated financial statements. The liability for uncertain tax positions as of September 30, 2010 and December 31, 2009 mainly pertains to the Company’s related party interest in Japan.

SUCAMPO AG
Notes to Consolidated Financial Statements

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, for the year ended December 31, 2009 is as follows:

Balance at January 1, 2009	$395,737
Changes for tax positions taken during 2009	74,613
Balance at December 31, 2009	$470,350

The Company recognizes interest and penalties related to uncertain tax positions as a component of the income tax provision. During 2009, the Company recorded approximately $30,353 of interest related to uncertain tax positions. The Company has identified no uncertain tax position for which it is reasonably possible that the total amount of liability for unrecognized tax benefits will significantly increase or decrease within the next 12 months, except for recurring interest accruals on existing uncertain tax positions. In addition, future changes in the unrecognized tax benefits described above would not have a significant impact on the effective tax rate due to the full valuation allowance on the deferred tax assets in Japan.

The Company conducts business primarily in Switzerland and Japan.  Based on the statute of limitations in these jurisdictions, as of September 30, 2010, the tax years are open to examination beginning in 2010 in Switzerland and beginning with the fiscal year ended 2006 in Japan.  In 2009, the Company was under examination by the Switzerland tax authorities. In July 2010, the Company received notification from the tax authorities indicating that the examination of tax returns was closed and resulted in no change to the reported tax.  Thus, the tax years prior to 2010 are considered settled in Switzerland.

6.      Common Stock

The Company’s equity structure includes two classes of common stock.  Common stock with par of 100 CHF is the only class that includes voting rights.  There are no other differences in the key rights of the two classes of common stock.

7.      Subsequent Events

The Company evaluates events and transactions that occur after the balance sheet date as potential subsequent events.  This evaluation was performed through March 11, 2011, the date on which the Company’s financial statements were available to be issued.  The completion of the Acquisition (Note 1) and the repayment of the notes receivable, related parties (Note 1) occurred subsequent to September 30, 2010.